EXHIBIT 99.1

[QUANTUM LOGO]

NEWS RELEASE For Release: Dec. 5, 2008 1:05 p.m. PST

Contact: Brad Cohen Public Relations Quantum Corp. (408) 944-4044 Brad.cohen@quantum.com Marilyn Keys Investor Relations Quantum Corp. (408) 944-4450 IR@quantum.com

NYSE NOTIFIES QUANTUM OF CONTINUED LISTING NONCOMPLIANCE

SAN JOSE, Calif., Dec. 5, 2008 – Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today announced that the New York Stock Exchange has notified the company that it is not in compliance with the NYSE’s continued listing standard requiring that companies maintain an average market capitalization of at least $75 million over a trailing 30-day trading period.

Under NYSE rules, Quantum has 18 months from receipt of the NYSE notification to achieve compliance with this listing standard and must submit a business plan for doing so within 45 days. If the NYSE accepts the plan, the company will be subject to quarterly monitoring for

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NYSE Notifies Quantum of Continued Listing Noncompliance Dec. 5, 2008, 1:05 p.m. PST – Page 2

compliance with the plan, during which Quantum’s stock will continue to be listed on the NYSE. If the plan is not accepted, Quantum’s stock will be subject to suspension by the NYSE and delisting by the U.S. Securities and Exchange Commission.

About Quantum

Quantum Corp. (NYSE:QTM) is the leading global storage company specializing in backup, recovery and archive. Combining focused expertise, customer-driven innovation, and platform independence, Quantum provides a comprehensive, integrated range of disk, tape, and software solutions supported by a world-class sales and service organization. This includes the DXi-Series, the first disk backup solutions to extend the power of data de-duplication and replication across the distributed enterprise. As a long-standing and trusted partner, the company works closely with a broad network of resellers, OEMs and other suppliers to meet customers’ evolving data protection needs. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum and the Quantum logo are trademarks of Quantum Corporation registered in the United States and other countries. All other trademarks are the property of their respective owners.

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